Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-216416) of Choice Hotels International, Inc., and
(2) Registration Statements (Forms S-8 No. 333-217493, No. 333-41357, No. 333-193403, No. 333-169308, No. 333-36819, No. 333-38942, No. 333-41355, No. 333-142676, No. 333-67737 and No. 333-106218) of Choice Hotels International, Inc.;
of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedule of Choice Hotels International, Inc. and the effectiveness of internal control over financial reporting of Choice Hotels International, Inc. included in this Annual Report (Form 10-K) of Choice Hotels International, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Tysons, Virginia
February 26, 2019